                                                                     EXHIBIT 2.1


                          MASTER TRANSACTION AGREEMENT

                                  BY AND AMONG

                           RAYTEL MEDICAL CORPORATION

                       RAYTEL SOUTHEAST MANAGEMENT, L. P.

                                       AND

                 SOUTHEAST TEXAS CARDIOLOGY ASSOCIATES II, P. A.

                     SOUTHEAST TEXAS CARDIOLOGY GROUP, P. A.

                                       AND

                           RODOLFO P. SOTOLONGO, M. D.

                            WAYNE S. MARGOLIS, M. D.

                             MICHAEL L. SMITH, M. D.

                            MIGUEL CASTELLANOS, M.D.

                                      INDEX

                                                                                          PAGE
                                                                                          ----

ARTICLE I.    DEFINITIONS...............................................................    1


ARTICLE II.    RESTRUCTURING............................................................    5
    Section 2.01 Pre-Closing Actions....................................................    5
    Section 2.02 Purchase, Security and Conveyance Agreements...........................    5
    Section 2.03 Partnership Interest Purchase Agreement................................    5
    Section 2.04 Noncompetition and Confidentiality Covenants...........................    7


ARTICLE III.    REPRESENTATIONS OF THE PHYSICIAN PARTIES................................    7

    Section 3.01 Joint Representations of the Physicians................................    7
       (a) Organization, Valid Authorization and Good Standing..........................    7
       (b) Compliance...................................................................    8
       (c) Approvals....................................................................    8
       (d) Financial Statements.........................................................    8
       (e) Undisclosed Liabilities......................................................    9
       (f) Absence of Changes or Events.................................................    9
       (g) Litigation...................................................................   10
       (h) Permits; Compliance with Laws................................................   10
       (i) Insurance....................................................................   11
       (j) Tax Matters..................................................................   11
       (k) Contracts....................................................................   12
       (l) Employee Benefit Plans.......................................................   12
       (m) Environmental Protection.....................................................   14
       (n) Labor Matters................................................................   14
       (o) Brokers......................................................................   14
       (p) Disclosure...................................................................   15

    Section 3.02 Several Representations of the Physicians..............................   15
       (b) Compliance...................................................................   15
       (c) Approvals....................................................................   16
       (d) Litigation...................................................................   16
       (e) Permits......................................................................   16
       (f) Staff Privileges.............................................................   16
       (h) Intentions...................................................................   17


ARTICLE IV.    REPRESENTATIONS OF THE RAYTEL PARTIES....................................   17

    Section 4.01 Representations of the Raytel Parties..................................   17
       (b) Compliance...................................................................   17
       (c) Approvals....................................................................   18
       (d) Financial Statements.........................................................   18
       (e) Litigation...................................................................   18
       (f) Disclosure...................................................................   18

ARTICLE V.    PRE-CLOSING COVENANTS.....................................................   19

    Section 5.01 Conduct of Physician Practice..........................................   19
    Section 5.02 Access to Information and Records Before Closing.......................   19
    Section 5.03 Other Transactions.....................................................   20
    Section 5.04 Covenant Not To Compete................................................   20


ARTICLE VI.    ADDITIONAL AGREEMENTS....................................................   20

    Section 6.01 Certain Notifications..................................................   20
    Section 6.02 Investment Representations and Covenants of Physicians.................   20
    Section 6.03 No Corporate Practice..................................................   22
    Section 6.04 Development of Cardiac Catheterization Laboratory......................   22


ARTICLE VII.    CONDITIONS..............................................................   23

    Section 7.01 Conditions Precedent to the Obligations of All Parties.................   23
    Section 7.02 Conditions Precedent to the Obligations of the Raytel Parties..........   23
    Section 7.03 Conditions Precedent to the Obligations of the Physician Parties.......   24


ARTICLE VIII.    CLOSING................................................................   25

    Section 8.01 Closing................................................................   25
    Section 8.02 Deliveries to the Raytel Parties at the Closing........................   25
    Section 8.03 Deliveries to the Physician Parties at the Closing.....................   26


ARTICLE IX. TERMINATION.................................................................   26

    Section 9.01 Termination by Mutual Agreement........................................   26
    Section 9.02 Termination by Raytel Parties..........................................   26
    Section 9.03 Termination by the Physician Parties...................................   27
    Section 9.04 Termination Date.......................................................   27


ARTICLE X.    INDEMNIFICATION...........................................................   27

    Section 10.01 Indemnification by the Physician Parties..............................   27
    Section 10.02 Indemnification by the Raytel Parties.................................   28
    Section 10.03 Notice................................................................   28
    Section 10.04 Defense of Third Party Claims.........................................   29
    Section 10.05 Payment of Losses.....................................................   30
    Section 10.06 Limitations...........................................................   31


ARTICLE XI.  ARBITRATION................................................................   32

    Section 11.01 Scope.................................................................   32
    Section 11.02 Arbitrators...........................................................   32
    Section 11.03 Applicable Rules......................................................   33

ARTICLE XII. MISCELLANEOUS..............................................................   34

    Section 12.01 Remedies Not Exclusive................................................   34
    Section 12.02 Expenses..............................................................   35
    Section 12.03 Parties Bound.........................................................   35
    Section 12.04 Notices...............................................................   35
    Section 12.05 Choice of Law.........................................................   36
    Section 12.06 Entire Agreement; Amendments and Waivers..............................   36
    Section 12.07 Reformation Clause....................................................   36
    Section 12.08 Assignment............................................................   37
    Section 12.09 Attorneys' Fees.......................................................   37
    Section 12.10 Further Assurances....................................................   37
    Section 12.11 Announcements and Press Releases......................................   37
    Section 12.12 Return of Information and Confidentiality.............................   37
    Section 12.12 Antidilution..........................................................   38
    Section 12.13 No Tax Representations................................................   38
    Section 12.14 No Rights as Stockholder..............................................   39
    Section 12.15 Multiple Counterparts.................................................   39
    Section 12.16 Headings..............................................................   39
    Section 12.17 Severability..........................................................   39

EXHIBITS

Exhibit A   Form of Asset Purchase Agreement
Exhibit B   Form of Conveyance Agreement
Exhibit C   Form of Employment Agreement
Exhibit D   Form of Management Services Agreement
Exhibit E   Form of New P Partnership Agreement
Exhibit F   Form of New PA Bylaws
Exhibit G   Form of New PA Articles of Association
Exhibit H   Form of New PA Consent
Exhibit I   Form of Note
Exhibit J   Form of Partnership Interest Purchase Agreement
Exhibit K   Form of Security Agreement

                          MASTER TRANSACTION AGREEMENT


This Master Transaction Agreement ("Master Transaction Agreement"), dated and effective as of August 21, 1996, is by and among (i) RAYTEL MEDICAL CORPORATION, a Delaware corporation ("Raytel"); (ii) RAYTEL SOUTHEAST MANAGEMENT, L.P., a Texas limited partnership ("Raytel Management"); RAYTEL TEXAS PHYSICIAN SERVICES, INC., a Delaware corporation (the "Corporate General Partner") (iii) SOUTHEAST TEXAS CARDIOLOGY ASSOCIATES, P.A., a Texas professional association ("Existing PA"); (iv) SOUTHEAST TEXAS CARDIOLOGY GROUP II, P.A., a Texas professional association ("New PA"); and (v) RODOLFO P. SOTOLONGO, M.D., WAYNE
S. MARGOLIS, M. D., MICHAEL L. SMITH, M. D., and MIGUEL CASTELLANOS, M.D. (collectively the "Physicians" and individually a "Physician")(Raytel, Raytel Management, Corporate General Partner, Existing PA, New PA and the Physicians are collectively referred to herein as the "Parties" and individually as a "Party").


                                 R E C I T A L S

            A. Each Physician is a physician licensed to practice medicine in the State of Texas.

            B. The Physicians desire to restructure their cardiology practice by consummation of the transactions described in this Master Transaction Agreement.

            C. The Parties to this Master Transaction Agreement desire to set forth the terms and conditions upon which the restructuring described above shall be accomplished and to agree upon other matters set forth herein.

            NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:


                                A G R E E M E N T

                                   ARTICLE I.
                                   DEFINITIONS

For purposes of this Master Transaction Agreement, the following terms, in addition to other capitalized terms used in this Master Transaction Agreement that are defined elsewhere herein, shall have the meanings set forth herein.

            1.01. Asset Purchase Agreement. The Asset Purchase Agreement to be executed by and between Raytel Management, the Corporate General Partner, Existing PA and New PA, including the Physicians' Agreement and Covenant Not To Compete attached thereto and forming a part thereof for all purposes, substantially in the form attached hereto as Exhibit A.

            1.02. Closing. The closing of the transactions contemplated by this Master Transaction Agreement.

            1.03. Closing Date. As defined in Section 8.01 hereof.

            1.04. Code. The Internal Revenue Code of 1986, as amended.

            1.05. Conveyance Agreement. The Conveyance Agreement to be executed between Existing PA and New PA substantially in the form attached hereto as Exhibit B.

            1.06. Disclosure Schedule. The disclosure schedule attached hereto setting forth, with reference to the applicable section and subsection of this Master Transaction Agreement, certain information and exceptions to the representations, warranties and covenants.

            1.07. Employment Agreements. Collectively, the Employment Agreements to be executed between each Physician and New PA, substantially in the form set forth in Exhibit C.

            1.08. Environmental Laws. As defined in Section 3.01(m) hereof.

            1.09. ERISA. As defined in Section 3.01(l) hereof.

            1.10. Existing PA Balance Sheet. As defined in Section 3.01(d) hereof.

            1.11. Existing PA Balance Sheet Date. As defined in Section 3.01(d) hereof.

            1.12. Existing PA Unaudited Financial Statements. As defined in
Section 3.01(d) hereof.

            1.13. Exchange Act. The Securities Exchange Act of 1934, as amended.

            1.14. GAAP. Generally accepted accounting principles, consistently applied.

            1.15. Governmental Authority. Any national, state, provincial, local or tribal governmental, judicial or administrative authority or agency.

            1.16. Hazardous Wastes. As defined in Section 3.01(m) hereof.

            1.17. Indemnity Loss. As defined in Section 10.01(a) hereof.

            1.18. Investment Representations Schedule. The schedule attached hereto setting forth exceptions to each Physician's representations, warranties and covenants set forth in Section 6.02 hereof.

            1.19. Management Services Agreement. The Management Services Agreement to be executed between New P and New PA substantially in the form set forth in Exhibit D.

            1.20. Market Price. The market price per share of Raytel Common Stock determined in the following manner: (i) the closing price (which shall be the last reported sales price, or, in case no such sales take place on such day, the average of the closing bid and the asked prices) per share of Raytel Common Stock on the principal national securities exchange on which the Raytel Common Stock is then listed or admitted for trading, if the Raytel Common Stock is then listed or admitted for trading on any national securities exchange; (ii) if Raytel Common Stock is not then so listed on a national securities exchange, the average of the closing bid and asked prices of the Raytel Common Stock in the over-the-counter market as reported by Nasdaq; (iii) if the Raytel Common Stock is not then quoted by Nasdaq, as furnished by any member of NASD selected by Raytel for that purpose; or (iv) if no member of NASD furnishes quotes with respect to the Raytel Common Stock, an amount determined in good faith by the board of directors of Raytel and approved by Physicians.

            1.21. NASD. The National Association of Securities Dealers, Inc.

            1.22. Nasdaq. The National Association of Securities Dealers Automated Quotation System.

            1.23. New P. Cardiology Management Partnership, a Texas general partnership.

            1.24. New P Partnership Agreement. The Partnership Agreement of New P, substantially in the form attached hereto as Exhibit E.

            1.25. New PA Bylaws. The Bylaws of New PA, substantially in the form attached hereto as Exhibit F.

            1.26. New PA Articles of Association. The Articles of Association of New PA, substantially in the form attached hereto as Exhibit G.

            1.27. New PA Consent. The Unanimous Consent of directors of New PA, substantially in the form attached hereto as Exhibit H.

            1.28. Notes. Collectively, the promissory notes to be delivered to the Physicians at the Closing pursuant to this Master Transaction Agreement, substantially in the form set forth in Exhibit I.

            1.29. Partnership Interest Purchase Agreement. The Partnership Interest Purchase

Agreement to be executed by and among Raytel Management, the Corporate General Partner and the Physicians, substantially in the form attached hereto as Exhibit J.

            1.30. Physician Indemnified Persons. As defined in Section 10.02 hereof.

            1.31. Physician Parties. The Physicians, Existing PA and New PA.

            1.32. Practice. The cardiology and all other related healthcare practices conducted by Existing PA prior to the Closing and by New PA after the Closing.

            1.33. Raytel Audited Financial Statements. As defined in Section 4.01(e) hereof.

            1.34. Raytel Common Stock. The Common Stock, par value $0.001 per share, of Raytel.

            1.35. Raytel Indemnified Persons. As defined in Section 10.01(a) hereof.

            1.36. Raytel Parties. Raytel and Raytel Management.

            1.37. SEC. The Securities and Exchange Commission.

            1.38. Securities. The Notes and the shares of Raytel Common Stock to be issued to the Physicians pursuant to this Master Transaction Agreement.

            1.39. Securities Act. The Securities Act of 1933, as amended.

            1.40. Security Agreement. The Security Agreement to be executed by and between Raytel Management and the Physicians, substantially in the form attached hereto as Exhibit K.

            1.41 Supplies. The supplies, pharmaceuticals, medical devices, equipment and other expendables used by the Physicians in performing medical services as that term is defined in the Management Services Agreement.

            1.42. Taxes. As defined in Section 3.01(j) hereof.

            1.43. Transaction Documents. This Master Transaction Agreement, the Asset Purchase Agreement (including the Agreement and Covenant Not To Compete attached thereto and forming a part thereof for all purposes), the Conveyance Agreement, the Employment Agreements, the Management Services Agreement, the New P Partnership Agreement, the New PA Bylaws, the New PA Articles of Association, the New PA Consent, the Notes, the Partnership Interest Purchase Agreement, the Security Agreement and each other document and instrument executed and delivered at the Closing.

                                   ARTICLE II.
                                 RESTRUCTURING

            Section 2.01 Pre-Closing Actions. Immediately prior to the Closing, the following actions shall occur in the order set forth in this Section 2.01:

                        (a) each Physician and Existing PA shall terminate any
            existing employment agreement or other agreement between such Physician and Existing PA;

                        (b) the Physicians shall duly organize New P by
            executing and delivering the New P Partnership Agreement;

                        (c) the Physicians shall cause New PA to be duly
            organized under the laws of Texas by (i) filing the New PA Articles of Association with the Secretary of State of the State of Texas,
            (ii) adopting the New PA Bylaws and (iii) executing the New PA Consent.

                        (d) New PA and New P shall execute and deliver the
            Management Service Agreement; and

                        (e) New PA and each Physician shall execute and deliver
            an Employment Agreement.

            Section 2.02 Purchase, Security and Conveyance Agreements. Subject to the conditions set forth herein, at the Closing, Existing PA and Raytel Management shall execute and deliver the Asset Purchase Agreement, and each Physician shall execute and deliver the Agreement and Covenant Not To Compete attached thereto and forming a part thereof. In addition, Raytel Management and the Physicians shall execute and deliver the Security Agreement and existing PA and New PA shall execute and deliver the Conveyance Agreement.

            Section 2.03 Partnership Interest Purchase Agreement. Subject to the conditions set forth herein, at the Closing, after the occurrence of the events described in Section 2.02, Raytel Management and the Physicians shall execute and deliver the Partnership Interest Purchase Agreement, and, in consideration therefor, Raytel or Raytel Management, as appropriate, shall deliver the following consideration to the Physicians in the amounts and on the dates set forth below:

                        (a) At the Closing, Raytel shall deliver to each
            Physician a Note in the original principal amount set forth opposite such Physician's name:

                                                               PRINCIPAL
                                                                AMOUNT
            PHYSICIAN                                           OF NOTE
            ---------                                           -------
            Rodolfo P. Sotolongo, M.D.                        [*]

            Wayne S. Margolis, M.D.                           [*]

            Michael L. Smith, M.D.                            [*]

            Miguel Castellanos, M.D.                          [*]

            Provided, however, that, to secure for New PA the benefits of each Employment Agreement and as an additional inducement for the performance by each Physician of such Physician's obligations thereunder, in the event the Employment Agreement between New PA and any Physician is terminated prior to the fifth anniversary of the Closing Date by (i) New PA for cause and without such Physician's payment of the appropriate amount of liquidated damages, as specified in such Employment Agreement, or (ii) such Physician without cause and without such Physician's payment of the appropriate amount of liquidated damages, as specified in such Employment Agreement, then such Physician shall execute an appropriate assignment of the Note held by such Physician pursuant to which all of the Physician's rights under such Note are assigned to Raytel Management. If such Physician fails to execute the assignment of Note provided for in this Section 2.03, such Note shall be deemed assigned to Raytel Management, and Raytel shall be authorized to setoff against such Note the amounts specified herein.

                        (b) At the Closing, Raytel Management shall deliver to
            each Physician cash in the amount set forth opposite such Physician's name:

            PHYSICIAN                                           CASH AMOUNT
            ---------                                           -----------
            Rodolfo P. Sotolongo, M.D.                         [*]

            Wayne S. Margolis, M.D.                            [*]

            Michael L. Smith, M.D.                             [*]

            Miguel Castellanos, M.D.                           [*]

            Payments of the cash amounts set forth above may be made by wire transfer to bank accounts designated by each Physician.

                        (c) On the first, second, third, fourth and fifth
            anniversaries of the Closing


[*CONFIDENTIAL TREATMENT REQUESTED -- OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

            Date, Raytel shall deliver shares of Raytel Common Stock to each Physician in the amounts set forth opposite such Physician's name:

                                          Number of Shares of Raytel Common Stock
                               ---------------------------------------------------------------
                                  First       Second        Third       Fourth        Fifth
     Physician                 Anniversary  Anniversary  Anniversary  Anniversary  Anniversary
     ---------                 -----------  -----------  -----------  -----------  -----------
Rodolfo P. Sotolongo, M.D         [*]          [*]          [*]         [*]          [*]

Wayne S. Margolis, M.D            [*]          [*]          [*]         [*]          [*]

Michael L. Smith, M.D             [*]          [*]          [*]         [*]          [*]

Miguel Castellanos, M.D           [*]          [*]          [*]         [*]          [*]


            Section 2.04. Noncompetition and Confidentiality Covenants. In connection with the consummation of the transactions contemplated by this Master Transaction Agreement, and by executing and delivering certain of the other Transaction Documents, the Physician Parties will be entering into certain noncompetition and confidentiality covenants. The Physician Parties recognize that such covenants are an essential part of the transactions contemplated by this Master Transaction Agreement and certain other Transaction Documents and that, but for the contemplated agreement of the Physician Parties to comply with such covenants, the Raytel Parties would not have entered into this Master Transaction Agreement or any other Transaction Documents.


                                  ARTICLE III.
                    REPRESENTATIONS OF THE PHYSICIAN PARTIES

            Section 3.01 Joint Representations of the Physicians. The Physicians represent and warrant to the Raytel Parties that:

                        (a) Organization, Valid Authorization and Good Standing.
            Each of Existing PA and New PA is a professional associations duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Existing PA and New PA has the power and authority to own all of its properties and assets and to conduct the Practice. Each of Existing PA and New PA has the power and authority to enter into the Transaction Documents to which it is a party and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents to which Existing PA or New PA is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by such party, and no other corporate or other proceedings on the part of such party are necessary to authorize such Transaction Documents and the transactions contemplated thereby. This


[*CONFIDENTIAL TREATMENT REQUESTED -- OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

            Master Transaction Agreement has been duly and validly executed and delivered by Existing PA and New PA and constitutes the valid and binding agreement of such party enforceable against it in accordance with its terms. Each Transaction Document executed and delivered by Existing PA or New PA will upon such execution and delivery constitute the valid and binding agreement of such party enforceable against it in accordance with its terms.

                        (b) Compliance. Except as disclosed on the Disclosure
            Schedule, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby by Existing PA or New PA will not (i) violate any provision of its organizational documents, (ii) violate any material provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under, any mortgage, lien, lease, contract, license, instrument or any other agreement to which party is a party, (iii) result in the creation or imposition of any material lien, charge, pledge, security interest or other material encumbrance upon any property of such party or (iv) to the best of each Physician's knowledge, violate or conflict with any order, award, judgement or decree or other material restriction or any law, ordinance or regulation to which such party or its property is or will be subject.

                        (c) Approvals. To the best of each Physician's
            knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other person is required in connection with the execution and delivery of the Transaction Documents by Existing PA or New PA or the consummation by it of the transactions contemplated thereby, except for those consents or approvals set forth in the Disclosure Schedule.

                        (d) Financial Statements. Existing PA has furnished to
            the Raytel Parties Existing PA's unaudited financial statements for the two years ended December 31, 1994 and December 31, 1995, the six-month period ended June 30, 1996, consisting of a balance sheet, the related statement of income, and changes in stockholders' equity (collectively, the "Existing PA Unaudited Financial Statements"). To the best of each Physician's knowledge, except for the omission of footnotes, preparation in summary or condensed form and the effect of normal, recurring year-end adjustments, the Existing PA Unaudited Financial Statements (i) have been prepared in accordance with the principles of cash accounting consistently applied, (ii) are true, complete and correct in all material respects as of the dates and for the periods above stated and (iii) fairly present the financial position of Existing PA at such dates and the results of its operations for the periods ended on such dates. Except as set forth in the Disclosure Schedule, and except for the omission of footnotes, preparation in summary or condensed form and the effect of normal, year-end adjustments, the Existing PA Unaudited Financial Statements reflect all of the liabilities and obligations of Existing PA that are required to be reflected or disclosed therein in accordance with principles of cash accounting consistently applied. For purposes of this Master Transaction

            Agreement, the balance sheet of Existing PA included in Existing PA Unaudited Financial Statements is referred to as the "Existing PA Balance Sheet" and the date thereof is referred to as the "Existing PA Balance Sheet Date."

                        (e) Undisclosed Liabilities. To the best of each
            Physician's knowledge, Existing PA does not have any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, and whether choate or inchoate) individually or in the aggregate in excess of $10,000, and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Existing PA giving rise to any liability, except as set forth on the Existing PA Balance Sheet or on the Disclosure Schedule.

                        (f) Absence of Changes or Events. Except as set forth on
            the Disclosure Schedule, since the Existing PA Balance Sheet Date, Existing PA has conducted the Practice only in the ordinary course of business, and Existing PA has not:

                            (i) Incurred any obligation or liability, absolute,
                 accrued, contingent or otherwise, whether due or to become due, whether individually or in the aggregate, that has had or might have a material adverse effect on Existing PA or the Practice;

                            (ii) Pledged or subjected to any material lien,
                 charge, security interest or any other encumbrance or restriction on any of its assets;

                            (iii) Sold, transferred, leased to others or
                 otherwise disposed of any of its assets material to the operation of the Practice, except in the ordinary course of the business of Existing PA;

                            (iv) Canceled or compromised any material debt or
                 claim, or waived or released any right of substantial value;

                            (v) Received any notice of termination of any
                 contract, lease or other agreement, or suffered any damage, destruction or loss that, individually or in the aggregate, has had or might have a material adverse effect on Existing PA or the Practice;

                            (vi) Instituted, settled or agreed to settle any
                 litigation, action, proceeding or arbitration;

                            (vii) Failed to replenish its Supplies (as defined
                 in Section 1.37) in a normal and customary manner or made any material purchase commitment other than in the ordinary course of business of Existing PA;

                            (viii) Failed to pay any accounts or notes payable
                 or any other
                 obligations on a timely basis consistent with the practices of Existing PA;

                            (ix) Entered into any material transaction, contract
                 or commitment other than in the ordinary course of the business of Existing PA;

                            (x) Suffered any event or events, whether
                 individually or in the aggregate, that has had or could be reasonably expected to have a material adverse effect on the financial condition, results of operations, properties, assets, liabilities, business, operations or prospects of Existing PA or the Practice;

                            (xi) Made any material change in the rate of
                 compensation, commission, bonus or other remuneration payable, or paid or agreed to pay any material bonus, extra compensation, pension, severance or vacation pay, to any partner or employee;

                            (xii) Issued any equity interests, declared or paid
                 any distribution or entered into any agreement or understanding to do or engage in any of the foregoing actions;

                            (xiii) Engaged in any activities or practices other
                 than the Practice; or

                            (xiv) Entered into any agreement or made any
                 commitment to take any of the actions described in Subsections
                 (i) through (xiii) inclusive of this Section 3.01(f).

                        (g) Litigation. Except as disclosed on the Disclosure
            Schedule, there are no material claims, actions, suits, proceedings (arbitration or otherwise) or investigations pending or, to the best of each Physician's knowledge, threatened against Existing PA or the Practice at law or in equity in any court or before or by any Governmental Authority, and, to the best of each Physician's knowledge, there are no, and have not been any, facts, conditions or incidents that may result in any such actions, suits, proceedings (arbitration or otherwise) or investigations which if adversely determined would have a material adverse effect on the practice. To the best of the Physicians' knowledge, neither Existing PA nor the Practice is in default in respect of any judgment, order, writ, injunction or decree of any court or other Governmental Authority.

                        (h) Permits; Compliance with Laws. Each of Existing PA
            and New PA has all permits, licenses, orders and approvals of all Governmental Authorities material to the conduct of the Practice, a true and correct list of which is set forth on the Disclosure Schedule. To the best of each Physician's knowledge, all such permits, licenses, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is pending or threatened. To the best of each Physician's knowledge, none of such permits, licenses, orders or approvals, and no application for any of such permits, licenses, orders or approvals, will be adversely affected by the consummation of the transactions contemplated by this Master Transaction Agreement or any other Transaction Document. Except as set forth on the Disclosure Schedule, no consent or approval is required for, and no other impediment or restriction exists that will prohibit or limit, the transfer of any of such permits, licenses, orders and approvals (and any applications therefor) in accordance with the terms of the Transaction Documents. The Physician Parties have not received any written notice of violation that Existing PA in its conduct of the Practice has not complied in any material respects with any rule or regulation of any Governmental Authority having authority over Existing PA, including without limitation, agencies concerned with occupational safety, environmental protection, employment practices, and Medicare and Medicaid requirements applicable to Existing PA's billing procedures (except denials of claims in the ordinary course of business).

                        (i) Insurance. The Disclosure Schedule sets forth a
            complete and correct list of all insurance policies obtained and maintained by Existing PA or the Physicians in connection with the operation of the Practice. Such insurance policies are in full force and effect, and all premiums due on such policies have been paid. The insureds under each such policy have complied in all material respects with the provisions of all such policies. Except as set forth on the Disclosure Schedule, no consent or approval is required for, and no other impediment or restriction exists that will prohibit or limit, the transfer of any such insurance policies in accordance with the terms of the Asset Purchase Agreement. Existing PA and the Physicians have made available to the Raytel Parties complete and correct copies of all such policies, together with all riders and amendments thereto. Existing PA and the Physicians have also set forth on the Disclosure Schedule a list of malpractice insurance policies previously maintained within the last ten (10) years by them. They have also set forth on such Disclosure Schedule a list of all malpractice claims and similar types of claims, actions or proceedings asserted against any of the Physicians or Existing PA at any time within the last ten (10) years.

                        (j) Tax Matters. To the best of each Physician's
            knowledge, all federal, state and local tax returns required to be filed by Existing PA prior to the Closing Date have been filed on a timely basis with the appropriate Governmental Authorities in all jurisdictions in which such returns are required to be filed, and all such returns are true and correct. To the best of each Physician's knowledge, all federal, state and local income, franchise, sales, use, property, and all other taxes, fees, assessments or other governmental changes (including withholding taxes), and all interest and penalties thereon (all of the foregoing, collectively "Taxes") due from, or properly accruable by, Existing PA with respect to taxable periods ending on or prior to, and the portion of any interim period through, the date hereof have been fully and timely paid or, in the case of Taxes for which payment is not yet required, properly and fully accrued for on Existing PA Unaudited Financial Statements. The Raytel Parties will not after the

            Closing owe, or be liable directly or indirectly, to any other person or entity for any taxes imposed upon Existing PA. Existing PA is not currently the subject of any audit, examination or any similar investigation by any Governmental Authority. The Disclosure Schedule sets forth all audits, examinations or similar investigations of Existing PA by any Governmental Authority since January 1, 1990. The consummation of the transactions contemplated by the Asset Purchase Agreement will not be subject to any sales or other transfer tax of any state or local taxing authority.

                        (k) Contracts. Set forth on the Disclosure Schedule is a
            complete and correct list of all material agreements, contracts and commitments, written or oral, to which Existing PA is a party or by which it or any of its properties or the Practice is bound, including without limitation: (i) mortgages, indentures, notes, letters or credit, security agreements and other agreements and instruments relating to the borrowing of money by or extension of credit to or by Existing PA; (ii) employment and consulting agreements, employee benefit, profit-sharing and retirements plans and all collective bargaining agreements; (iii) all joint venture or partnership agreements to which Existing PA is a party; (iv) licenses of software and any patent, trademark and other intellectual property rights; (v) agreements or commitments for capital expenditures; (vi) brokerage or finder's agreements; (vii) agreements regarding clinical research; and (viii) agreements with payors, leases for real or personal property and contracts to provide medical or health-care services. Existing PA has made available to the Raytel Parties complete and correct copies of all written agreements, contracts and commitments, together with all amendments thereto, and accurate descriptions of all oral agreements, set forth on the list on the Disclosure Schedule. All such agreements, contracts and commitments are in full force and effect and, to the best of each Physician's knowledge, all parties thereto have performed all material obligations required to be performed by them to date, are not in default in any material respect thereunder, and have not violated any representation or warranty, explicit or implied, contained therein. No claim or default by any party has been made or is now pending under any such agreement, contract or commitment, and, to the best of the Physicians' knowledge, no event has occurred and is continuing that with notice or the passing of time or both would constitute a default thereunder or would excuse performance by any party thereto. Except as set forth in the Disclosure Schedule, no consents or approvals are required under the terms of any agreement listed on the Disclosure Schedule in connection with any of the transactions contemplated by the Transaction Documents including, without limitation, the transfer of any such agreement pursuant to the Asset Purchase Agreement.

                        (l) Employee Benefit Plans. Except as set forth on the
            Disclosure Schedule, neither Existing PA nor any other entity, whether or not incorporated, which is deemed to be under common control (as defined in Section 414 of the Code or 4001(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with Existing PA ("Commonly Controlled Entity") maintains or contributes to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that is a defined contribution plan described in Section 3(34) of ERISA or Section 414(i) of the Code, or that is a defined benefit plan described in Section 3(35) of ERISA or Section 414(j) of the Code, and that gives, or will give, rise to any liability of Existing PA for (i) any premium payments due under Section 4007 of ERISA with respect to any such defined benefit plan, or (ii) any unpaid minimum funding contributions that would result in the imposition of a lien on any assets of Existing PA pursuant to
            Section 412(c)(11) of the Code or Section 302(c)(11) of ERISA. Neither Existing PA nor any Commonly Controlled Entity sponsors or sponsored, or maintains or maintained, any defined benefit plan (described in the immediately preceding sentence) that has been, or will be, terminated in a manner that would result in any liability of Existing PA to the Pension Benefit Guaranty Corporation or that would result in the imposition of a lien on any assets of Existing PA pursuant to Section 4068 of ERISA. At no time during the five (5) consecutive year period immediately preceding the first day of the year in which the Closing Date occurs has Existing PA or any Commonly Controlled Entity participated in or contributed to any multiemployer plan defined in Section 4001(a)(3) of ERISA, or
            Section 414(f) of the Code, nor during such period has Existing PA or any Commonly Controlled Entity had an obligation to participate in or contribute to any such multiemployer plan. Except as set forth on the Disclosure Schedule, Existing PA is not obligated under any agreement or other arrangement pursuant to which compensation or benefits will become payable as a result of the consummation of the transactions contemplated in this Master Transaction Agreement. Neither Existing PA nor any of its respective directors, officers, employees or agents, has, with respect to any employee benefit plan (as defined in Section 3(3) of ERISA), that is or has been established by or contributed to, or with respect to which costs or liabilities are accrued by Existing PA, engaged in any conduct that would result in any material taxes or penalties on prohibited transactions under Section 4975 of the Code or under Section 502(i) or (1) of ERISA or in breach of fiduciary duty liability under
            Section 409 of ERISA which, in the aggregate, could be material to the business, financial condition or results of operation of Existing PA, taken as a whole, and no actions, investigations, suits or claims with respect to the fiduciaries, administrators or assets of any such employee benefit plan (other than routine claims for benefits) is pending or threatened, which, in the aggregate could reasonably be expected to give rise to material liability of Existing PA, that could be material to the business, financial condition or results of operations of Existing PA, taken as a whole. None of the Existing PA welfare benefit plans (as defined in Section 3(1) of ERISA) provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Existing PA other than "continuation coverage" required under the Controlled Omnibus Budget Reconciliation Act of 1985. Any and all plans, policies, programs or arrangements of Existing PA or any Commonly Controlled Entity which are subject to Section 4980B of the Code have been and are in compliance with the requirements of Section 4980B of the Code and
            Part 6 of Title I of ERISA. Existing PA will remain fully liable with respect to all plans, programs, policies or other arrangements, including but not limited to any pension, profit-sharing, thrift or other retirement plan; deferred compensation;

            or any other pension benefit plan of any kind; stock ownership, stock purchase, performance share, bonus or other incentive plan; severance plan; disability, medical, dental, vision or other health plan; life insurance or death benefit plan; vacation, sick leave, holiday or other paid leave plan; cafeteria plan, medical flexible spending account reimbursement plan; dependent care plan; or any other welfare benefit plan of any kind; or any other benefit plan, policy, program or arrangement whether or not any such plan, policy, program or other arrangement is, or is intended to be, qualified under Section 401(a) of the Code, and whether or not any such plan, policy, program or arrangement is subject to the provisions of ERISA, and the Raytel Parties will not be required to assume by law or under any form of any such plans, policies, programs or arrangements any of the liabilities for or under such plans, policies, programs or arrangements.

                        (m) Environmental Protection. To the best of each
            Physician's knowledge, Existing PA has obtained all permits, licenses and other authorizations that are required for the conduct of its Practice under any federal, state and local laws and the regulations promulgated thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of hazardous substances, materials or wastes (collectively, "Hazardous Wastes"), into the environment (including, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Wastes (collectively, "Environmental Laws"). To the best of each Physician's knowledge, Existing PA and the Practice is in material compliance with all terms and conditions of such required permits, licenses and authorizations, and is also in compliance with all applicable Environmental Laws. Except as set forth on the Disclosure Schedule, no consent or approval is required for, and no other impediment or restriction exists that will prohibit or limit, the transfer of such permits, licenses and authorizations in accordance with the terms of the Asset Purchase Agreement. There are no pending or, to the best of each Physician's knowledge, threatened, investigations, actions or proceedings of whatsoever nature involving Existing PA or the Practice arising under any Environmental Laws.

                        (n) Labor Matters. Except as described on the Disclosure
            Schedule, there are no contracts for the employment of any officer or employee of Existing PA in effect. The Disclosure Schedule sets forth a complete list of the names and positions held of all employees of Existing PA, and the current annual rate of compensation (including bonuses) paid to each such employee.

                        (o) Brokers. All negotiations relating to the
            Transaction Documents and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of the Physician Parties as a group in such manner as to give rise to any valid claim against any Raytel Party for any broker's or finder's fee or similar compensation.

                        (p) Disclosure. To the best of each Physician's'
            knowledge, no representation, warranty or statement made by any of the Physician Parties in this Master Transaction Agreement or any of the exhibits or schedules hereto, or any agreements, certificates, documents or instruments delivered or to be delivered to the Raytel Parties in accordance with this Master Transaction Agreement or the other Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Physician Parties do not know of any fact or condition (other than general economic conditions or legislative or administrative changes in health-care delivery) that materially adversely affects, or in the future may materially adversely affect, the condition, properties, assets, liabilities, business, operations or prospects of the Practice that has not been set forth herein or in the Disclosure Schedule.

                        (q) Cardiac Catheterization Lab. The Physicians have an
            existing agreement with St. Elizabeth's Hospital or with Baptist Memorial Hospital in Beaumont, Texas, for the development of a cardiac catheterization laboratory on the hospital campus, and the Cath Lab will be eligible for licensing as a fully functional cath lab for the performance of both diagnostic and invasive and noninvasive therapeutic procedures.

                        (r) Financial and Medical Environmental Factors. Except
            as set forth on the Disclosure Schedule, the Physicians are not aware of any financial or medical practice environmental factor which would materially affect the medical practice as now being conducted by the Physicians and the Existing PA.

            Section 3.02 Several Representations of the Physicians. Each of the Physicians severally represents and warrants to the Raytel Parties as to himself that:

                        (a) Valid Authorization. Such Physician is competent and
            has full power, capacity and authority to enter into the Transaction Documents to which such Physician is a party and to carry out such Physician's obligations thereunder. This Master Transaction Agreement has been duly and validly executed and delivered by such Physician and constitutes the valid and binding agreement of such Physician enforceable against such Physician in accordance with its terms. Each Transaction Document executed and delivered at the Closing by such Physician will upon such execution and delivery constitute the valid and binding agreement of such Physician enforceable against such Physician in accordance with its terms.

                        (b) Compliance. Except as set forth on the Disclosure
            Schedule, to the best of such Physician's knowledge, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby by such Physician will not (i) violate any material provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under any mortgage, lien, lease, contract, license, instrument or any other agreement to which such Physician is a party, (ii) result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any property of such Physician or (iii) violate or conflict with any order, award, judgment or decree or other material restriction or any law, ordinance or regulation to which such Physician or the property of such Physician is subject.

                        (c) Approvals. To the best of such Physician's
            knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other person is required in connection with the execution and delivery of the Transaction Documents by such Physician or the consummation by such Physician of the transactions contemplated thereby.

                        (d) Litigation. Except as disclosed on the Disclosure
            Schedule, there are no claims, actions, suits or proceedings (arbitration or otherwise) pending or, to such Physician's knowledge, threatened against such Physician at law or at equity in any court or before or by any Governmental Authority arising out of or otherwise relating to such Physician's practice of medicine, and, to such Physician's knowledge, there are no, and within the last five (5) years have not been any, facts, conditions or incidents that may result in any such actions, suits, proceedings (arbitration or otherwise) or investigations which if adversely determined would have a material adverse effect on the Practice. Such Physician is not in default in respect of any judgement, order, writ, injunction or decree of any court or other Governmental Authority known to such Physician.

                        (e) Permits. To the best of such Physician's knowledge,
            such Physician has all permits, licenses, orders and approvals of all Governmental Authorities necessary to perform the services performed by such Physician in connection with the conduct of the Practice. All such permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them is pending or threatened. To the best of such Physician's knowledge, none of such permits, licenses, orders or approvals, and no application for any of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by the Transaction Documents. Such Physician is a participating physician, as such term is defined by the Medicare program, and such Physician has not been disciplined, sanctioned or excluded from the Medicare program and has not been subject to any plan of correction imposed by any professional review body within the last five (5) years.

                        (f) Staff Privileges. The Disclosure Schedule lists all
            hospitals at which such Physician has full staff privileges. Such staff privileges have not been revoked, surrendered, suspended or terminated, and to such Physician's knowledge, there are no, and have not been any, facts, conditions or incidents that may result in any such revocation, surrender, suspension or termination.

                        (g) Board Certification. The Physicians each are board
            certified in cardiology by the American College of Cardiology.

                        (h) Intentions. Except as set forth on the Disclosure
            Schedule, from and after the Closing Date, such Physician intends to continue practicing medicine on a full-time basis for the next five
            (5) years with New PA and does not know of any fact or condition that materially adversely affects, or in the future may materially adversely affect, his ability or intention to practice medicine on a full-time basis for the next five years with New PA.


                                   ARTICLE IV.
                     REPRESENTATIONS OF THE RAYTEL PARTIES

            Section 4.01 Representations of the Raytel Parties. The Raytel Parties jointly and severally represent and warrant to each of the Physicians that:

                        (a) Organization, Valid Authorization and Good Standing.
            Raytel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Raytel Management is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. Each of the Raytel Parties has the power and authority to own all of its properties and assets and to conduct its business. Each of the Raytel Parties has the power and authority to enter into the Transaction Documents to which it is a party and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by each of the Raytel Parties, and no other corporate or other proceedings on the part of either of the Raytel Parties are necessary to authorize the Transaction Documents and the transactions contemplated thereby. This Master Transaction Agreement has been duly and validly executed and delivered by each of the Raytel Parties and constitutes the valid and binding agreement of each of the Raytel Parties enforceable against the Raytel Parties, in accordance with its terms. Each Transaction Document executed and delivered at the Closing by a Raytel Party will upon such execution and delivery constitute the valid and binding agreement of such Raytel Party, enforceable against such Raytel Party in accordance with its terms.

                        (b) Compliance. The execution and delivery of the
            Transaction Documents and the consummation of the transactions contemplated thereby by the Raytel Parties will not (i) violate any provision of their respective organizational documents, (ii) violate any material provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under, any mortgage, lien, lease, contract, license, instrument or any other agreement to which either of the Raytel Parties is a party, (iii) result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any property of either of the Raytel Parties or (iv) violate or conflict with any order, award, judgement or decree.

                        (c) Approvals. No consent, approval, order or
            authorization of, or registration, declaration or filing with, any Governmental Authority or other person is required in connection with the execution and delivery of the Transaction Documents by either of the Raytel Parties or the consummation by either of the Raytel Parties of the transactions contemplated thereby.

                        (d) Financial Statements. Raytel has furnished to the
            Physician Parties Raytel's audited financial statements for the year ended September 30, 1995, consisting of a balance sheet, the related statement of income and changes in stockholders' equity (the "Raytel Audited Financial Statements"). In addition, Raytel has furnished to the Physician Parties its unaudited financial statements for the three-month period ended March 31, 1996, consisting of a balance sheet, the related statement of income and changes in stockholders' equity (the "Raytel Unaudited Financial Statements"). With respect to the Raytel Unaudited Financial Statements, except for the omission of footnotes, preparation in summary or condensed form and the effect of normal, year-end adjustments, the Raytel Audited Financial Statements and the Raytel Unaudited Financial Statements
            (i) have been prepared in accordance with GAAP, (ii) are true, complete and correct in all material respects as of their date and for the period above stated and (iii) fairly present the financial position of Raytel at such date and the results of its operations for the period ended on such date. Except as set forth on the Disclosure Schedule, each of the Raytel Audited Financial Statements and the Raytel Unaudited Financial Statements reflects all of the liabilities and obligations of Raytel that are required to be reflected or disclosed therein in accordance with GAAP.

                        (e) Litigation. Except as set forth on the Disclosure
            Schedule, there are no claims, actions, suits, proceedings (arbitration or otherwise) or investigations pending or, to either of the Raytel Parties' knowledge, threatened against either of the Raytel Parties at law or in equity in any court or before or by any Governmental Authority, and, to such Raytel Parties' knowledge, there are no, and have not been any, facts, conditions or incidents that may result in any such actions, suits, proceedings (arbitration or otherwise) or investigations. Neither of the Raytel Parties is in default in respect of any judgment, order, writ, injunction or decree of any court or other Governmental Authority. None of the matters listed in the Disclosure Schedule will have a material adverse affect on the Raytel Parties even if adversely decided against any of the Raytel Parties.

                        (f) Disclosure. No representation, warranty or statement
            made by any of the Raytel Parties in this Master Transaction Agreement or any of the exhibits or schedules hereto, or any agreements, certificates, documents or instruments delivered or to be delivered to the Physician Parties in accordance with this Master Transaction Agreement or the other Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V.
                             PRE-CLOSING COVENANTS

            Section 5.01 Conduct of Physician Practice. From the date hereto to the Closing, except with the prior written consent of Raytel or as set forth on the Disclosure Schedule, or except as otherwise provided for in this Master Transaction Agreement, each Physician and Existing PA will:

                        (a) carry on the Practice in the usual, regular and
            ordinary course in substantially the same manner as heretofore and use best efforts to preserve relationships with patients, contractors, institutional health care providers, health care professionals and others having business dealings with the Practice;

                        (b) keep in full force and effect insurance comparable
            in amount and scope of coverage to insurance now carried by Existing PA;

                        (c) perform all obligations under agreements, contracts
            and instruments relating to or affecting the Practice;

                        (d) comply with all statutes, laws, ordinances, rules
            and regulations applicable to the Practice;

                        (e) not merge or consolidate with or purchase
            substantially all of the assets of, or otherwise acquire, any corporation, partnership, association or other business; and

                        (f) promptly advise Raytel in writing of any material
            adverse change in the financial condition, results of operations, properties, assets, liabilities, business operations or prospects of the Practice.

            Section 5.02 Access to Information and Records Before Closing. Subject to the Confidentiality provision set forth in Section 12.12, Raytel may, at its expense, prior to the Closing Date, make, or cause to be made, such investigation of the assets, liabilities, operations and properties of Existing PA and of its financial and legal condition as Raytel deems necessary or advisable to familiarize itself with such matters. Each Physician Party shall permit Raytel and its representatives (including legal counsel and independent accountants) upon reasonable notice to have full access to the properties and relevant books and records of Existing PA, at reasonable business hours, and will cause its employees to furnish Raytel with such financial and operating data and other information and copies of documents with respect to the services, operations and properties of Existing PA as Raytel may from time to time request.

            Section 5.03 Other Transactions. Existing PA and the Physicians agree that so long as this Agreement has not been terminated in accordance with its terms, neither Existing PA nor any of the Physicians, will, directly or indirectly through any officer, director, employee, agent or otherwise, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than Raytel and its officers, employees and agents) regarding any acquisition of any capital stock or other securities of Existing PA, any merger or consolidation with or involving Existing PA, or any acquisition of any material portion of the Assets of Existing PA. If such an acquisition proposal is received by, or information is requested from Existing PA or any of its affiliates, or shareholders, officers or directors, Existing PA shall promptly notify Raytel of such fact and specify the nature of such proposal and/or the information requested and the name of the person or entity making such proposal and/or requesting such information.

            Section 5.04 Covenant Not To Compete. Existing PA and the Physicians, both jointly and severally, agree that they will obtain from each of the present physicians employed by Existing PA or serving as an independent contractor to Existing PA a binding covenant not to compete substantially similar to the terms of the Agreement and Covenant Not To Compete attached as an exhibit to the Agreement for the Purchase and Sale of Assets (which is one of the Transaction Documents set forth in Section 1.43, herein above).


                                   ARTICLE VI.
                             ADDITIONAL AGREEMENTS

            Section 6.01. Certain Notifications. At all times from the date hereof until the Closing, each party shall promptly notify the others in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Article VII.

            Section 6.02. Investment Representations and Covenants of
Physicians.

                        (a) Each Physician understands that the Securities will
            not be registered under the Securities Act or any state securities laws on the grounds that the issuance of the Securities is exempt from registration pursuant to Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act and applicable state securities laws, and that the reliance of Raytel on such exemptions is predicated in part on the Physician's representations, warranties, covenants and acknowledgments set forth in this Section 6.02.

                        (b) Except as disclosed on the Investment
            Representations Schedule
            attached hereto, each Physician represents and warrants that such Physician is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act.

                        (c) Each Physician represents and warrants that the
            Securities to be acquired by such Physician upon consummation of the transactions described in Article II of this Master Transaction Agreement will be acquired by such Physician for such Physician's own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, and that such Physician will not distribute any of the Securities in violation of the Securities Act.
                        (d) Each Physician represents and warrants that the
            address set forth below such Physician's name in the Investment Representations Schedule is such Physician's principal residence.

                        (e) Each Physician (i) acknowledges that the Securities
            issued to such Physician at the Closing must be held indefinitely by such Physician unless subsequently registered under the Securities Act or an exemption from registration is available, (ii) is aware that any routine sales of Securities made pursuant to Rule 144 under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required, and (iii) is aware that Rule 144 is not currently available for use by such Physician for resale of any of the Securities to be acquired by such Physician upon consummation of the transactions described in Article II of this Master Transaction Agreement.

                        (f) Each Physician represents and warrants to Raytel
            that such Physician has such knowledge and experience in financial and business matters such that such Physician is capable of evaluating the merits and risks of such Physician's investment in any of the Securities to be acquired by such Physician upon consummation of the transactions described in Article II of this Master Transaction Agreement.

                        (g) Each Physician confirms that such Physician has
            received and read the Company's Prospectus dated November 30, 1995, Annual Report for 1995, Proxy Statement dated April 5, 1996, and its Form 10-Q for the quarter ended March 31, 1996. Each Physician also confirms that Raytel has made available to such Physician the opportunity to ask questions of and receive answers from it concerning the terms and conditions of such Physician's investment in the Securities, and the Physician has received to such Physician's satisfaction, such additional information, in addition to that set forth herein, about Raytel's operations and the terms and conditions of the offering as such Physician has requested.

                        (h) In order to ensure compliance with the provisions of
            paragraph (c) hereof, each Physician agrees that after the Closing such Physician will not sell or otherwise transfer or dispose of Securities or any interest therein (unless such shares have been registered under the Securities Act) without first complying with either of the following conditions, the expenses and costs of satisfaction of which shall be fully borne and paid for by such Physician:

                                        (i) Raytel shall have received a written
                        legal opinion from legal counsel, which opinion and counsel shall be satisfactory to Raytel in the exercise of its reasonable judgment, or a copy of a "no-action" or interpretive letter of the Securities and Exchange Commission specifying the nature and circumstances of the proposed transfer and indicating that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder; or

                                        (ii) Raytel shall have received an
                        opinion from its own counsel to the effect that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder.

Each Physician also agrees that the certificates or instruments representing the Securities to be issued to such Physician pursuant to this Master Transaction Agreement may contain a restrictive legend noting the restrictions on transfer described in this Article and required by federal and applicable state securities laws, and that appropriate "stop-transfer" instructions will be given to Raytel's transfer agent, if any, provided that this paragraph (h) shall no longer be applicable to any Securities following their transfer pursuant to a registration statement effective under the Securities Act or in compliance with Rule 144 or if the opinion of counsel referred to above is to the further effect that transfer restrictions and the legend referred to herein are no longer required in order to establish compliance with any provisions of the Securities Act.

            Section 6.03. No Corporate Practice. No Physician Party has knowledge that the actions, transactions or relationships arising from, and contemplated by the Transaction Documents violate any law, rule or regulation relating to the corporate practice of medicine. Each Physician Party accordingly agrees that such Physician Party will not, in an attempt to void or nullify any Transaction Document or any relationship involving any Raytel Party or any Physician Party, sue, claim, aver, allege or assert that any such Transaction Document or any such relationship violates any law, rule or regulation relating to the corporate practice of medicine; provided, however, such Physician Party is entitled to make any such claim, assessment, allegation or assertion if such Physician Party reasonably believes, on advice from counsel, that failure to terminate such Transaction Document or such relationship will subject such Physician Party to material liability or will materially adversely affect such Physician Party's right to practice medicine.

            Section 6.04. Development of Cardiac Catheterization Laboratory. Raytel agrees that it will use its best efforts to investigate the feasibility of obtaining the necessary certification, accreditation and licensing for a free-standing invasive cardiac catheterization laboratory (the "Cath Lab"). However, in the event that Raytel determines in good faith and after reasonable inquiry that it is either not economically feasible to develop the Cath Lab, or that it is not legally possible for to meet the requirements of federal or state laws prohibiting physician self-referral to facilities such as the Cath Lab in which the physicians have a financial interest (whether an equity ownership or profit participation of any sort), or that it is not legally possible to comply with the Medicare Fraud and Abuse provisions for a Cath Lab that is for the exclusive use of the Physicians, then Raytel may terminate this Agreement. On the other hand, if Raytel determines that such a Cath Lab is economically feasible and that all legal requirements can be met to its satisfaction, then Raytel agrees that it will negotiate in good faith with New PA to develop the ownership structure, management services agreement, financial models and practice protocols for the Cath Lab in accordance with the term sheet attached to the letter of intent dated June 18, 1996, between and among Raytel, the Physicians and Existing PA.


                                  ARTICLE VII.
                                   CONDITIONS

            Section 7.01 Conditions Precedent to the Obligations of All Parties. The obligations of the parties to complete the Closing shall be subject to the fulfillment, at or prior to the time of the Closing, of each of the following conditions:

                        (a) all permits, approvals, waivers and consents of any
            Governmental Authority or of any third party necessary or appropriate for consummation of the Closing shall have been obtained;

                        (b) no preliminary or permanent injunction or other
            order of a court or other Governmental Authority in the United States shall have been issued and be in effect, and no United States federal or state statute, rule or regulation shall have been enacted or promulgated after the date hereof and be in effect, that (i) prohibits the consummation of the Closing or (ii) imposes material limitations after the Closing on the ability of Existing PA to operate the Practice or Raytel Management to manage the Practice pursuant to the Management Services Agreement; and

                        (c) there shall not be any action or proceeding
            commenced by or before any court or other Governmental Authority in the United States that challenges the consummation of the Closing or seeks to impose material limitations on the ability of Existing PA to operate the Practice or Raytel Management to manage the Practice pursuant to the Management Services Agreement.

            Section 7.02 Conditions Precedent to the Obligations of the Raytel Parties. The obligations of the Raytel Parties to complete the Closing shall be subject to the fulfillment, at or prior to the time of the Closing, of each of the following conditions:

                        (a) except for such changes as permitted or contemplated
            by this Master Transaction Agreement, the representations and warranties of the Physician Parties contained in this Master Transaction Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date;

                        (b) the Physician Parties shall have performed, complied
            with and fulfilled all the covenants, agreements, obligations and conditions required by any of the Transaction Documents to be performed, complied with or fulfilled by them prior to or at the Closing;

                        (c) since the date of this Master Transaction Agreement,
            there shall not have occurred any event or events, whether individually or in the aggregate, that have had or that reasonably could be expected to have a material adverse effect on the financial condition, results of operations, properties, assets, liabilities, business, operations, ownership, organization or capital structure or prospects of Existing PA or the Practice; and

                        (d) the Raytel Parties shall have received all of the
            instruments, documents and other items described in Section 8.02 hereof.

            Section 7.03. Conditions Precedent to the Obligations of the Physician Parties. The obligations of the Physician Parties to complete the Closing shall be subject to the fulfillment at or prior to the time of the Closing, of each of the following conditions:

                        (a) except for such changes as permitted or contemplated
            by this Master Transaction Agreement, the representations and warranties of the Raytel Parties contained in this Master Transaction Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date;

                        (b) the Raytel Parties shall have performed, complied
            with and fulfilled all of the covenants, agreements, obligations and conditions required by any of the Transaction Documents to be performed, complied with or fulfilled by them prior to or at the Closing;

                        (c) since the date of this Master Transaction Agreement,
            there shall not have occurred any event or events, whether individually or in the aggregate, that have had or that reasonably could be expected to have a material adverse effect on the financial condition, results of operations, properties, assets, liabilities, business, operations or prospects of Raytel; and

                        (d) the Physician Parties shall have received from the
            Raytel Parties all of the instruments, documents and other items described in Section 8.03 hereof.

                                  ARTICLE VIII.
                                    CLOSING

            Section 8.01 Closing.

                        (a) The Closing shall take place at the offices of
            Orgain, Bell & Tucker, L.L.P., 470 Orleans Street, Beaumont, Texas 77001, immediately following the satisfaction of each condition set forth in Article VII hereof (the "Closing Date").

                        (b) At the Closing, the parties shall complete the
            transactions provided for in Sections 2.02 and 2.03 in the sequence specified in Article II hereof.

            Section 8.02 Deliveries to the Raytel Parties at the Closing. At the Closing, and simultaneously with the deliveries to the Physician Parties specified in Section 8.03 hereof, and in addition to any other deliveries required to be made to an Raytel Party pursuant to any other Transaction Document at the Closing, the Physician Parties shall deliver or cause to be delivered to the Raytel Parties the following:

                        (a) the New P Partnership Agreement duly executed by
            each Physician;

                        (b) the New PA Articles of Association, New PA Bylaws,
            New PA Consent;

                        (c) the Management Services Agreement duly executed by
            New P and New PA;

                        (d) the Employment Agreements duly executed by New PA
            and each Physician;

                        (e) the Asset Purchase Agreement duly executed by
            Existing PA, together with the Agreement and Covenant Not To Compete duly executed by each Physician;

                        (f) the Security Agreement duly executed by the
            Physicians;

                        (g) the Conveyance Agreement duly executed by New PA and
            Existing PA;

                        (h) the Partnership Interest Purchase Agreement duly
            executed by each Physician; and

                        (i) such other closing documents, certificates and
            instruments as are contemplated by the other Transaction Documents or as shall have been reasonably requested by the Raytel Parties and as are customarily delivered in connection with transactions of the type contemplated herein.

            Section 8.03 Deliveries to the Physician Parties at the Closing. At the Closing, and simultaneously with the deliveries to the Raytel Parties specified in Section 8.02, and in addition to any other deliveries required to be made to a Physician Party pursuant to any other Transaction Document at the Closing, the Raytel Parties shall deliver or cause to be delivered to the Physician Parties the following:

                        (a) the Asset Purchase Agreement duly executed by Raytel
            Management;

                        (b) the Security Agreement duly executed by Raytel
            Management;

                        (c) the Partnership Interest Purchase Agreement duly
            executed by Raytel Management;

                        (d) the consideration required to be delivered by the
            Raytel Parties at the Closing pursuant to the Transaction Documents; and

                        (e) such other closing documents, certificates and
            instruments as are contemplated by the other Transaction Documents or as shall have been reasonably requested by the Physician Parties and as are customarily delivered in connection with transactions of the type contemplated herein.

                                   ARTICLE IX.
                                  TERMINATION

            Section 9.01 Termination by Mutual Agreement. This Master Transaction Agreement may be terminated by the mutual agreement in writing of the parties hereto at any time prior to the Closing.

            Section 9.02 Termination by Raytel Parties. If at any time prior to or at the Closing (a) any of the Physician Parties shall have failed to perform in any respect any of their respective covenants or obligations, at the time required to be performed, set forth in this Master Transaction Agreement or the other Transaction Documents and such failure has not been or cannot be cured to the reasonable satisfaction of the Raytel Parties within a reasonable time; (b) any material representation or warranty of any of the Physician Parties contained herein or in any of the other Transaction Documents is false or misleading in any material respect; (c) any of the Physician Parties shall fail to make any deliveries, at the time required to be delivered, specified in
Section 8.02; or (d) any of the conditions set forth in Sections 7.01 or 7.02 shall not have been satisfied in any respect (and such failure cannot be cured to the reasonable satisfaction of the Raytel Parties prior to Closing) or waived in writing by the Raytel Parties, all obligations of the Raytel Parties under this Master Transaction Agreement (other than their obligations under Sections
12.02 and 12.11) may be terminated by the Raytel Parties.

            Section 9.03 Termination by the Physician Parties. If at any time prior to or at the Closing (a) any of the Raytel Parties shall have failed to perform in any respect any of their respective covenants or obligations, at the time required to be performed, set forth in this Master Transaction Agreement or the other Transaction Documents and such failure has not been or cannot be cured to the reasonable satisfaction of the Physician Parties within a reasonable time; (b) any material representation or warranty of any of the Raytel Parties contained herein or in any of the other Transaction Documents is false or misleading in any material respect; (c) any of the Raytel Parties shall fail to make any deliveries, at the time required to be delivered, specified in Section 8.03; or (d) any of the conditions set forth in Sections 7.01 or 7.03 shall not have been satisfied in any respect (and such failure cannot be cured to the reasonable satisfaction of the Physician Parties prior to Closing) or waived in writing by the Physician Parties, all obligations of the Physician Parties under this Master Transaction Agreement (other than their obligations under Sections
12.02 and 12.11) may be terminated by the Physician Parties.

            Section 9.04 Termination Date. This Master Transaction Agreement may be terminated by either the Raytel Parties or the Physician Parties giving written notice to the other in the event the Closing has not occurred by August 31, 1996, unless due to the breach of this Master Transaction Agreement by any of the parties seeking termination.

                                   ARTICLE X.
                                INDEMNIFICATION

            Section 10.01 Indemnification by the Physician Parties. Subject to the limitations set forth in Section 10.06, each of the Physician Parties, jointly and severally, hereby agrees to indemnify, defend and hold the Raytel Parties, and their respective officers, directors, employees and shareholders (collectively, "Raytel Indemnified Persons") harmless from and against all demands, suits, claims, actions or causes of action, assessments, losses, damages, liabilities, liens, settlements, penalties, and forfeitures, and reasonable costs and expenses incident thereto (including reasonable attorneys' fees) (collectively, the "Indemnity Losses" and individually, an "Indemnity Loss"), asserted against or suffered or incurred, directly or indirectly, by any of the Raytel Indemnified Persons and resulting from:

                        (a) any misrepresentation in or breach of the
            representations or warranties of any of the Physician Parties or the failure of any of the Physician Parties to perform any of their respective covenants or obligations contained in this Master Transaction Agreement, the Asset Purchase Agreement or the Partnership Interest Purchase Agreement;

                        (b) except with respect to those liabilities
            specifically assumed by Raytel Management pursuant to the Asset Purchase Agreement, the operation of the Practice prior to the Closing including, but not limited to, any and all obligations or liabilities of any of the Physician Parties of any kind, description or character, direct or indirect, absolute or contingent, known or unknown;

                        (c) any tax liability arising out of, or by virtue of,
            or based on any Physician Party; or

                        (d) any Environmental Claim (as hereinafter defined)
            arising out of or based upon operation of the Practice on or prior to the Closing Date. For purposes of this Master Transaction Agreement, the term "Environmental Claim" means any liabilities, responsibilities, third party (including private parties, governmental agencies and employees) actions, lawsuits, claims or proceedings (whether they arise under common law or statute or are recognized now or at a later time and regardless of form including strict liability and negligence) that relate to or arise from or in connection with any environmental law or hazardous wastes, including, but not limited to, any liability which relates to or arises from or in connection with any investigation, remediation, or removal of any hazardous wastes.

            Section 10.02 Indemnification by the Raytel Parties. Subject to the limitations set forth in Section 10.06, the Raytel Parties, jointly and severally, hereby agree to indemnify, defend and hold the Physician Parties and their respective officers, directors, employees, partners and shareholders (collectively "Physician Indemnified Persons") harmless from and against any Indemnity Loss asserted against or suffered or incurred by any of Physician Indemnified Persons and resulting from any misrepresentation in or breach of the representations and warranties of any of the Raytel Parties or the failure of any of the Raytel Parties to perform any of their respective covenants or obligations contained in this Master Transaction Agreement, the Asset Purchase Agreement, the Partnership Interest Purchase Agreement, the Management Services Agreement of the Raytel Parties in connection with the consummation of the transactions contemplated by the Transaction Documents.

            Section 10.03 Notice. If any person or entity has reason to believe that he, she or it has suffered or incurred (or has a reasonable belief that he or it will suffer or incur) any Indemnity Loss subject to indemnity hereunder, such person or entity shall so notify the indemnifying party promptly in writing describing such loss or expense, the amount thereof, if known, and the method of computation of such Indemnity Loss, all with reasonable particularity. If the nature of the Indemnity Loss set forth in the notice does not involve any third party claim, and if the indemnifying party does not respond to the indemnified party in writing contesting the existence of amount of any Indemnity Loss within thirty (30) days after delivery of such notice, then such indemnifying party shall be obligated to pay, and shall pay in accordance with Section 10.05, the amount of the Indemnity Loss set forth in such notice to the indemnified party. If any action at law, suit in equity, administrative action or arbitration or mediation proceeding is instituted by or against a third party with respect to which any person intends to claim any liability or expense as an Indemnity Loss under this Article X, such person shall promptly notify the indemnifying party of such action. The failure to give or to timely give any notice required by this Section 10.03 shall not relieve the party from whom indemnity is sought of any of its obligations under this Article X, except to the extent that such failure results in actual prejudice to the indemnifying party.

            Section 10.04 Defense of Third Party Claims.

                        (a) With respect to any action at law, suit in equity,
            administrative action or arbitration or mediation proceeding that is instituted by or against a third party with respect to which any person intends to claim any liability or expense under this Article X, the indemnifying party shall have ten (10) business days after receipt of the notice with respect thereto referred to in the first sentence of Section 10.03 to notify the indemnified party that it elects to conduct and control any action, suit or proceeding with respect to such claim; provided, however, that no such election may be made with respect to any action, suit or proceeding by a taxing authority with respect to any consolidated, combined or unitary return filed by Raytel or any of its affiliates. If the indemnifying party does not give such notice, the indemnified person shall have the right to defend, contest, settle or compromise such action, suit or proceeding in the exercise of its exclusive discretion, and the indemnifying party shall, upon request from the indemnified person, promptly pay the indemnified person in accordance with the other terms and conditions of this Article X the amount of any Indemnity Loss subject to indemnity hereunder resulting from its liability to the third party claimant. If the indemnifying party gives such notice, it shall have the right to participate in, and, to the extent that it shall desire, to undertake, conduct and control, through counsel of its own choosing (which counsel shall be satisfactory to the indemnified party in the reasonable judgment of the indemnified party and shall not, except with the consent of the indemnified party, be counsel to the indemnified party) and at its sole expense, the conduct and settlement of such action, suit or proceeding, and the indemnified person shall cooperate with the indemnifying party in connection therewith; provided, however, that
            (i) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge securing the claims indemnified hereunder upon any asset of the indemnified person, (ii) the indemnifying party shall not thereby consent to the imposition of any injunction against the indemnified person without the written consent of the indemnified person, (iii) the indemnifying party shall permit the indemnified person to participate in such conduct or settlement through counsel chosen by the indemnified person, but the fees and expenses of such counsel shall be borne by the indemnified person except as provided below, and (iv) upon a final determination of such action, suit or proceeding, the indemnifying party shall promptly reimburse to the extent required under this
            Article X the indemnified person for the full amount of any Indemnity Loss resulting from such action, suit or proceeding and all reasonable and related expenses incurred by the indemnified person, other than fees and expenses of counsel for the indemnified person incurred after the assumption of the conduct and control of such action, suit or proceeding by the indemnifying party (except as provided below); provided further, however, that such fees and expenses of counsel for the indemnified party shall be borne by the indemnifying party if (i) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (ii) the indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party, (iii) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between such party and the indemnifying party in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party, or
            (iv) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after giving notice of its intent to assume such defense. So long as the indemnifying party is contesting any such action in good faith, the indemnified person shall not pay or settle any such action, suit or proceeding. Notwithstanding the foregoing, the indemnified person shall have the right to pay or settle any such action, suit or proceeding, provided that in such event the indemnified person shall waive any right to indemnity therefor from the indemnifying party and no amount in respect thereof shall be claimed as an Indemnity Loss under this Article X.

                        (b) If requested by the indemnifying party, the
            indemnified person agrees to cooperate with the indemnifying party and its counsel in contesting any claim which the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the claim, or any cross-complaint against any person asserting the claim, or any cross-complaint against any person and further agrees to take such other action as reasonably may be requested by an indemnifying party to reduce or eliminate any loss or expense for which the indemnifying party would have responsibility, but the indemnifying party will reimburse the indemnified person for any expenses incurred by it in so cooperating or acting at the request of the indemnifying party.

                        (c) The indemnified person agrees to afford the
            indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any claim against the indemnified person or conferences with representatives of or counsel for such persons.

            Section 10.05 Payment of Losses. Except as specifically set forth in any other section of this Master Transaction Agreement, the Asset Purchase Agreement or the Partnership Interest Purchase Agreement with respect to payment of losses, which section shall govern payment of losses with respect to matters set forth therein, the indemnifying party shall pay to the indemnified person in cash the amount of any Indemnity Loss to which the indemnified person may become entitled by reason of the provisions of this Agreement, such payment to be made within sixty (60) business days after any such amount of losses is finally determined either pursuant to mutual agreement of the parties, pursuant to the second sentence of Section 10.03, pursuant to the provisions of Section 10.04(a) or pursuant to the dispute resolution provisions set forth in Article XI or pursuant to a final, nonappealable binding judgment of a court with jurisdiction. If any of the Physicians is the indemnifying party and fails to make payment as contemplated by this Section 10.05, Raytel, at its election, shall be entitled to (i) terminate its obligation to deliver such number of shares of Raytel Common Stock, valued at the Market Price per share as of the date payment was due under this Section 10.05, representing the amount equal to or less than the amount of Indemnity Loss, or (ii) set off all or any amounts payable under the Note held by such Physician, representing the amount equal to or less than the amount of the Indemnity Loss, or both of the foregoing, but in no event shall Raytel be entitled to offset amounts in excess of the Indemnity Loss pursuant to this Section 10.05. Such indemnifying party agrees to redeliver to Raytel any Note that, as a result of the exercise of set-off rights, is paid in full.

            Section 10.06 Limitations. Notwithstanding anything contained to the contrary in this Master Transaction Agreement, a Party's right to recover any amounts under the indemnification provisions of this Article X shall be limited as provided in this Section 10.06.

                        (a) All representations, warranties and associated
            indemnities made by the parties shall survive the Closing and shall thereafter terminate and expire twenty-four (24) months after the Closing Date, except that indemnities with respect to tax matters and environmental matters, shall survive for a period equal to the statute of limitations applicable to any claim arising from or attributable to such matters; provided, however, that notwithstanding the foregoing, the rights and obligations with respect to indemnification as provided in Article X shall continue with respect to any matter for which indemnification has been properly sought pursuant to the terms and conditions of this Master Transaction Agreement prior to the expiration of any such survival period.

                        (b) The Physician Parties' liabilities to Raytel
            Indemnified Persons pursuant to this Article X shall be limited as follows: with respect to any claim for indemnification under Section 10.01, no Raytel Indemnified Person shall be entitled to indemnification pursuant to Article X until the Raytel Indemnified Parties in the aggregate have suffered or incurred Indemnity Losses of $25,000, and each Physician Party's obligations under this
            Article X shall be limited to the amount set forth opposite such Physician Party's name on the Disclosure Schedule; provided, however, that nothing contained in this Section 10.06(b) shall be deemed to limit or impair an Raytel Party's right to seek injunction or other equitable relief for a Physician's breach of any provision set forth in the Non-Competition Covenant attached to the Asset Purchase Agreement or in the Partnership Interest Purchase Agreement.

                        (c) The Raytel Parties' liabilities to Physician
            Indemnified Persons pursuant to this Article X shall be limited as follows: with respect to any claim for indemnification under Section 10.02, no Physician Indemnified Person shall be entitled to indemnification pursuant to Article X until the Physician Indemnified Persons in the aggregate have suffered or incurred Indemnity Losses of $25,000.

                                   ARTICLE XI.
                                   ARBITRATION

            Section 11.01 Scope. Unless otherwise specifically provided in any other Transaction Document, the parties hereto agree that any claim, controversy, dispute or disagreement between or among any of the parties to any of the Transaction Documents arising out of or relating to any Transaction Document (other than claims involving any noncompetition or confidentiality covenant) shall be governed exclusively by the terms and provisions of this
Article XI; provided, however, that the terms and provisions of this Article XI shall not preclude any party hereto from seeking, or a court of competent jurisdiction from granting, a temporary restraining order, temporary injunction or other equitable relief for any breach of (i) any noncompetition or confidentiality covenant in any Transaction Document or (ii) any duty, obligation, covenant, representation or warranty, the breach of which may cause irreparable harm or damage.

            Section 11.02 Arbitrators. In the event any claim or claims for an Indemnity Loss is brought by any of the Raytel Parties or any of the Physician Parties, or there is any other claim, controversy, dispute or disagreement among any of the Raytel Parties or the Physician Parties arising out of or relating to any Transaction Document, and the parties are unable to resolve such claim, controversy, dispute or disagreement within thirty (30) days after notice is first delivered pursuant to Section 10.03, then such Physician Parties shall select one arbitrator, and the Raytel Parties shall select one arbitrator, and the two arbitrators shall select a third arbitrator (the "Presiding Arbitrator") who is experienced in the matter or action that is subject to such arbitration and who then shall have sole and complete jurisdiction over the arbitration. If such claim, controversy, dispute or disagreement is between any of the Physician Parties, on the one hand, and any of the Raytel Parties, on the other hand, then such Physician Parties shall select one arbitrator, and the Raytel Parties shall select one arbitrator, and the two arbitrators shall select a third arbitrator (the "Presiding Arbitrator") who is experienced in the matter or action that is subject to such arbitration and who then shall have sole and complete jurisdiction over the arbitration. If such claim, controversy, dispute or disagreement is between any of the Physicians, on the one hand, and Existing PA or New PA (as the case may be), on the other hand, then the Physician shall select one arbitrator, and Existing PA or New PA (as the case may be) shall select one arbitrator. The two arbitrators so chosen shall then select a third arbitrator (the "Presiding Arbitrator") who is experienced in the matter or action that is subject to such arbitration and who then shall have sole and complete jurisdiction over the arbitration. If such matter or action involves healthcare issues, then the Presiding Arbitrator shall have such qualifications as would satisfy the requirements of the National Health Lawyers Association Alternative Dispute Resolution Service. Each of the arbitrators chosen shall be impartial and independent of all parties to the Transaction Documents. If either of the parties fails to select an arbitrator within twenty days after the end of such thirty-day period, or if the arbitrators chosen fail to select a third arbitrator within twenty days, then any party may in writing request the judge of the United States District Court for the Eastern District of Texas senior in term of service to appoint the Presiding Arbitrator and, subject to this Article XI, such Presiding Arbitrator shall hear all arbitration matters arising under this Article XI.

            Section 11.03 Applicable Rules.

                        (a) Each arbitration hearing shall be held at a place in
            Houston, Texas acceptable to the Presiding Arbitrator. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms hereof. The decision of the Presiding Arbitrator shall be reduced to writing and shall be binding on the parties. Judgment upon the award(s) rendered by the Presiding Arbitrator may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The charges and expenses of the arbitrators shall be shared equally by the parties to the hearing.

                        (b) The arbitration shall commence within ten (10) days
            after the Presiding Arbitrator is selected in accordance with the provisions of this Article XI. In fulfilling the duties with respect to determining the amount of an Indemnity Loss, the Presiding Arbitrator may consider such matters as, in the opinion of the Presiding Arbitrator, is necessary or helpful to make a proper valuation. The Presiding Arbitrator may consult with and engage disinterested third parties to advise the Presiding Arbitrator. The Presiding Arbitrator shall add an interest factor reflecting the time value of money to the amount of any Indemnity Loss and shall not award any punitive damages.

                        (c) If a Presiding Arbitrator selected hereunder should
            die, resign or be unable to perform his or her duties hereunder, the two original arbitrators selected by the parties or such senior judge (or such judge's successor) shall select a replacement Presiding Arbitrator. The procedure set forth in this Article XI for selecting the Presiding Arbitrator shall be followed from time to time as necessary.

                        (d) As to any determination of the amount of an
            Indemnity Loss, or as to the resolution of any other claim, controversy, dispute or disagreement, that under the terms hereof is made subject to arbitration, no lawsuit based on such claimed Indemnity Loss or such resolution shall be instituted by any of the Raytel Parties or the Physician Parties, other than to compel arbitration proceedings or enforce the award of a majority of the arbitrators.

                        (e) All privileges under Texas and federal law,
            including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Texas law. The rules of evidence under the Federal Rules shall apply to the arbitration proceedings conducted pursuant to this Article XI.

                        (f) The parties shall have the right to conduct and
            enforce pre-hearing discovery in accordance with the then current Federal Rules of Civil Procedure, subject to these limitations:

                                        (i)  Each party may serve no more than
                        one set of interrogatories;

                                        (ii) Each party may depose the other
                        party's expert witnesses who will be called to testify at the hearing, plus two fact witnesses without regard to whether they will be called to testify (the Physician Parties and the Raytel Parties will be entitled to a total of not more than 24 hours of depositions of the other party's witnesses); and

                                        (iii) Document discovery and other
                        discovery shall be under the control of an enforceable by the Presiding Arbitrator.

            Discovery disputes shall be decided by the Presiding Arbitrator. The Presiding Arbitrator is empowered to:

                                        (i) issue subpoenas to compel
                        pre-hearing document or deposition discovery;

                                        (ii) enforce the discovery rights and
                        obligations of the parties; and

                                        (iii) otherwise to control scheduling
                        and conduct the proceedings.

            Notwithstanding any thing to the contrary herein, the Presiding Arbitrator shall have the power and authority to, and to the fullest extent practicable shall abbreviate arbitration discovery in a manner which is fair to all parties in order to expedite the conclusion of each alternative dispute resolution proceeding.

                        (g) The hearing shall be conducted to preserve its
            privacy and to allow reasonable procedural due process. The parties hereto will maintain the substance of any proceedings hereunder in confidence and the arbitrators, prior to any proceedings hereunder, will sign an agreement whereby the arbitrators agree to keep the substance of any proceedings hereunder in confidence.

                                  ARTICLE XII.
                                 MISCELLANEOUS

            Section 12.01 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Master Transaction Agreement or any other Transaction Document is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any party hereto shall not constitute a waiver of the right to pursue other available remedies.

            Section 12.02 Expenses. Whether or not the transactions contemplated by this Master Transaction Agreement are consummated, each of the parties hereto shall pay the fees and expenses of its counsel, accountants and other experts incident to the negotiation and preparation of the Transaction Documents and consummation of the transactions contemplated thereby.

            Section 12.03 Parties Bound. Except to the extent otherwise expressly provided herein, this Master Transaction Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, administrators, guardians, successors and assigns; and no other person shall have any right, benefit or obligation hereunder.

            Section 12.04 Notices. All notices, reports, records or other communications that are required or permitted to be given to the parties under this Master Transaction Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

                        If to the Raytel Parties, addressed to:

                             Raytel Medical Corporation
                             2755 Campus Drive, Suite 200
                             San Mateo, California  94403-2515
                             Attn: Michael Kokesh, General Counsel
                             Telecopy: (415) 349-8850

                        With copies to:

                             Mayor, Day, Caldwell & Keeton, L.L.P.
                             700 Louisiana, Suite 1900
                             Houston, Texas 77002
                             Attention:  Diana M. Hudson
                             Telecopy: (713) 225-7047


                        If to the Physician Parties, addressed to:

                             Southeast Texas Cardiology Associates II, P.A. 2535 Calder Street
                             Beaumont, Texas  77702
                             Attn: Rodolfo Sotolongo, M.D.
                             Telecopy: ________________

                        With copies to:

                             Orgain, Bell & Tucker, L.L.P.
                             470 Orleans Street
                             Beaumont, Texas 77702
                             Attn: John Creighton, Esq.
                                   Lance Fox, Esq.
                             Telecopy: 409-838-6959

or to such other address as such party may have given to the other parties by notice pursuant to this Section 12.04. Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or registered or certified mail.

            SECTION 12.05 CHOICE OF LAW. THIS MASTER TRANSACTION AGREEMENT SHALL BE CONSTRUED, INTERPRETED, AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS EXCEPT WITH RESPECT TO MATTERS OF LAW CONCERNING THE INTERNAL AFFAIRS OF ANY CORPORATE OR PARTNERSHIP ENTITY WHICH IS A PARTY TO OR THE SUBJECT OF THIS MASTER TRANSACTION AGREEMENT, AND AS TO THOSE MATTERS THE LAW OF THE STATE OF INCORPORATION OR ORGANIZATION OF THE RESPECTIVE ENTITY SHALL GOVERN.

            Section 12.06 Entire Agreement; Amendments and Waivers. This Master Transaction Agreement, together with the other Transaction Documents and all exhibits and schedules hereto and thereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof. No supplement, modification or waiver of this Master Transaction Agreement shall be binding unless it shall be specifically designated to be a supplement, modification or waiver of this Master Transaction Agreement and shall be executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Master Transaction Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Master Transaction Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

            Section 12.07 Reformation Clause. The parties acknowledge that federal and state law and regulations applicable to business transactions in which physicians and other healthcare providers own equity interests in healthcare companies are in a state of flux, and that as such laws and regulations, and interpretations of such laws and regulations by the courts and regulatory authorities, evolve, the transactions contemplated by this Master Transaction Agreement may be prohibited by, or become economically impractical due to, such laws and regulations. If such event occurs, the parties each agree to negotiate in good faith such changes to the structure and terms of the transactions provided for in this Master

Transaction Agreement as may be necessary to make these transactions, as restructured, lawful under applicable laws and regulations, without materially disadvantaging either party.

            Section 12.08 Assignment. The Master Transaction Agreement may not be assigned by operation of law or otherwise except that Raytel shall have the right to assign this Master Transaction Agreement, at any time, to any direct or indirect wholly owned subsidiary of Raytel. No such assignment shall relieve Raytel of its obligations hereunder.

            Section 12.09 Attorneys' Fees. Except as otherwise specifically provided herein, if any action or proceeding is brought by any party with respect to this Master Transaction Agreement or the other Transaction Documents, or with respect to the interpretation, enforcement or breach hereof, the prevailing party in such action shall be entitled to an award of all reasonable costs of litigation or arbitration, including, without limitation, attorneys' fees, to be paid by the losing party, in such amounts as may be determined by the court having jurisdiction of such action or proceeding or by the arbitrators deciding such action or proceeding.

            Section 12.10 Further Assurances. From time to time hereafter and without further consideration, each of the parties hereto shall execute and deliver such additional or further instruments of conveyance, assignment and transfer and take such actions as any of the other parties hereto may reasonably request in order to more effectively consummate the transactions contemplated by the Transaction Documents or as shall be reasonably necessary or appropriate in connection with the carrying out of the parties' respective obligations hereunder or the purposes of this Master Transaction Agreement.

            Section 12.11 Announcements and Press Releases. Between the date hereof and the Closing Date, none of the parties shall furnish any communications to, or otherwise communicate with, the public with respect to the transactions contemplated by this Master Transaction Agreement and the other Transaction Documents, except to the extent necessary to obtain consents and approvals required in order to complete the transactions. Any press releases or any other public announcement concerning this Master Transaction Agreement or the other Transaction Documents shall be approved by both Raytel and Existing PA, which approval shall not be unreasonably withheld or delayed where such communication is required by applicable law or is required as a condition of any regulatory approval sought by a Raytel Party; provided, however, that if any party reasonably believes that it has a legal obligation to make a press release and the consent of the other party cannot be obtained, then the release may be made without such approval. No such communication or public announcement shall disclose the amount of the consideration unless, in the opinion of Raytel's counsel, such disclosure is required by applicable law.

            Section 12.12 Return of Information and Confidentiality. If for any reason whatsoever the transactions contemplated by this Master Transaction Agreement and the other Transaction Documents is not consummated, (i) each party shall promptly deliver (without retaining copies thereof) to the other party, or certify to the other party that it has destroyed, all documents, work papers and other material obtained by such party or on its behalf from the other party or any of its agents, employees or representatives as a result hereof or in connection herewith, whether so obtained before or after the execution hereof, and (ii) each party shall cause any such confidential information obtained from the other party pursuant to this Master Transaction Agreement or the other Transaction Documents or otherwise to be kept confidential and will not use, permit the use of, such confidential information in its business or in any manner or for any other purpose.

            Section 12.12 Antidilution.

                        (a) The existence of Raytel's obligation to issue shares
            of Raytel Common Stock pursuant to Section 2.03(c) of this Master Transaction Agreement shall not affect in any way the right or power of Raytel or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Raytel's capital structure or its business, or any merger or consolidation of Raytel, or any issue of bonds, debentures, preferred or prior preference stock ahead of, or affecting the Raytel Common Stock, or the rights thereof, as the dissolution or liquidation of Raytel, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of similar character or otherwise.

                        (b) If Raytel effects a subdivision or consolidation of
            shares of Raytel Common Stock or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of Raytel Common Stock outstanding, without receiving compensation therefor in money, services or property, then the number of shares of Raytel Common Stock subject to issuance pursuant to Section 2.03(c) of this Master Transaction Agreement shall be appropriately adjusted in such a manner to entitle the Physicians to receive the same total number and class of shares as it would have received had it received shares of Raytel Common Stock immediately prior to the event requiring the readjustment. In the event of any capital reorganization or reclassification of the capital stock of Raytel, any consolidation or merger of Raytel with or into another corporation, or any sale, lease or disposition of all or substantially all of the assets of Raytel that is effected in such a manner that holders of shares of Raytel are entitled to receive additional shares, other securities and/or property (including cash) with respect to or in exchange for shares of Raytel Common Stock, Raytel shall, as a condition precedent to such transaction, cause effective provision to be made so that the Physicians shall thereafter have the right to receive the kind and amount of additional shares, other securities and/or other property receivable upon such event as it would have received had it received the shares of Raytel Common Stock immediately prior to the event.

            Section 12.13 No Tax Representations. Each party acknowledges that it is relying solely on its advisors to determine the tax consequences of the transactions contemplated hereunder and that no representation or warranty has been made by any party as to the tax consequences of such transactions.

            Section 12.14 No Rights as Stockholder. No Physician shall have any rights as a stockholder with respect to any shares of Raytel Common Stock until the issuance of a stock certificate for such shares. Except as otherwise provided in Section 12.12, no adjustments shall be made for dividends or distributions or other rights for which the record date is prior to such date any such stock certificate is issued.

            Section 12.15 Multiple Counterparts. This Master Transaction Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            Section 12.16 Headings. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Master Transaction Agreement.

            Section 12.17 Severability. Each article, section, subsection and lesser section of this Master Transaction Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Master Transaction Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Master Transaction Agreement, but every other provision of this Master Transaction Agreement shall remain in full force and effect.

            IN WITNESS WHEREOF, the parties have caused this Master Transaction Agreement to be duly executed as of August 21, 1996.

RAYTEL MEDICAL CORPORATION                           /s/ RODOLFO P. SOTOLONGO
a Delaware corporation                               --------------------------
                                                     RODOLFO P. SOTOLONGO, M.D.

By: /s/ Richard F. Bader
    ---------------------------------------------
Name:  Richard F. Bader                              /s/ WAYNE S. MARGOLIS
Title: Chairman and Chief Executive Officer          --------------------------
                                                     WAYNE S. MARGOLIS, M.D.
RAYTEL SOUTHEAST MANAGEMENT, L. P.
a Texas limited partnership
By:    Raytel Texas Physician Services, Inc.         /s/ MICHAEL L. SMITH
       Its General Partner                           --------------------------
                                                     MICHAEL L. SMITH, M.D.

By: /s/ Richard F. Bader
    ---------------------------------------------
Name:  Richard F. Bader                              /s/ MIGUEL CASTELLANOS
Title: Chairman and Chief Executive Officer          --------------------------
                                                     MIGUEL CASTELLANOS, M.D.

                       [signatures continued on next page]

                    [signatures continued from previous page]

                                         SOUTHEAST  TEXAS
                                         CARDIOLOGY ASSOCIATES, P.A.,
                                         a Texas professional association



                                         By: /s/ Rodolfo Sotolongo
                                             -----------------------------
                                         Name:  Rodolfo Sotolongo, M.D.
                                         Title: President



                                         SOUTHEAST  TEXAS
                                         CARDIOLOGY ASSOCIATES II, P.A.,
                                         a Texas professional association



                                         By: /s/ Rodolfo Sotolongo
                                             -----------------------------
                                         Name:  Rodolfo Sotolongo, M.D.
                                         Title: President